Exhibit 99.1

Hercules Offshore, Inc. Enters into a Restructuring Support Agreement with Steering

Group of Senior Noteholders Holding More Than 67% of the Company’s Senior Notes

•	$1.2 Billion of Senior Notes to be Converted into New Common Equity;

•	$450 Million of New Capital to be provided by Senior Noteholders and backstopped by the Steering Group to Fund the Hercules Highlander and for General Corporate Purposes;

•	Company Expects All Trade Vendors to be Paid in Full and Contracts to Continue Uninterrupted

Houston, TX – June 17, 2015 – Hercules Offshore, Inc. (Nasdaq: HERO) (the “Company” or “Hercules”), today announced that it has entered into a Restructuring Support Agreement (the “Agreement”) with a steering group of its senior noteholders, collectively owning or controlling in excess of 67% of the aggregate outstanding principal amount of the Company’s 10.25% senior notes due 2019, 8.75% senior notes due 2021, 7.5% senior notes due 2021 and 6.75% senior notes due 2022 (the “Noteholders”). Pursuant to the Agreement, the Noteholders have agreed to (1) support a substantial deleveraging transaction pursuant to which approximately $1.2 billion of the Company’s outstanding notes will be converted to new common equity, and (2) backstop $450 million of new debt financing which will fully fund the remaining construction cost of the Hercules Highlander and provide additional liquidity to fund the Company’s operations. Under the Agreement, the Company and the Noteholders will seek to implement this balance sheet restructuring through either a pre-packaged or pre-negotiated plan of reorganization (in either case, the “Plan”). As set forth in the Agreement, implementation of the pre-packaged plan of reorganization or commencement of a Chapter 11 case with a pre-negotiated plan of reorganization will occur within the next few weeks.

“We have reached a restructuring agreement with an overwhelming majority of our senior noteholders that will allow Hercules to substantially reduce its debt burden and secure additional liquidity to help us navigate the current downcycle. The Agreement we reached contemplates a value maximizing transaction for the Company, which we expect will impact our balance sheet only, while our operations will continue as usual. Once our financial restructuring is completed, the new capital structure will provide a better foundation for Hercules to meet the challenges in the global offshore drilling market due to the downcycle in crude oil prices and expected influx of newbuild jackup rigs over the coming years,” said President and Chief Executive Officer John T. Rynd.

A key component of the Agreement is that pursuant to the contemplated restructuring, all trade creditors, suppliers and contractors are expected to be paid in the ordinary course of business, and customer relationships will be unimpaired. Employees can expect that they will be paid in the ordinary course.

“Hercules has sufficient liquidity to fund its operations through the period in which the restructuring contemplated by the Agreement will take place, which is important in our ability to meet our existing and future obligations to our customers, employees and vendors,” Mr. Rynd commented.

Detailed terms of the Agreement are addressed in the Company’s Form 8-K filed on June 17, 2015. The significant elements of the Agreement include:

•	The Noteholders’ support for a transaction pursuant to which (a) all holders of Senior Notes will agree to exchange approximately $1.2 billion of the outstanding notes for 96.9% of the Company’s new common stock issued in the reorganization (“New Common Stock”) and (b) holders of the Company’s existing common stock will receive 3.1% of the New Common Stock and warrants to purchase New Common Stock at a predetermined enterprise value.

•

The Noteholders’ agreement to backstop the raising of $450 million of new debt that would be used for general corporate purposes as well as to fund the remaining construction cost of the Company’s newbuild jackup rig, Hercules Highlander. The debt would be guaranteed by substantially all of the Company’s domestic and international subsidiaries and secured by first liens on substantially all of the Company’s domestic and foreign assets. The debt would have a maturity of four and one-half years and bear interest at LIBOR plus 9.5% per annum (1.0% LIBOR floor), and be issued at a price equal to 97% of the principal amount.

•	The opportunity for all holders of Senior Notes to participate in the new debt raise on a pro rata basis, according to their noteholdings.

“We have worked closely with the Noteholders and their advisors to create a stronger capital structure that will allow us to better compete in this cyclical business. The Noteholders have also agreed to backstop $450 million of new capital to be used for additional liquidity and construction commitments for Hercules Highlander, which together will help position the Company to benefit during the expected rebound in the offshore drilling industry. We expect minimal interruption to our operations as we implement the restructuring contemplated by the Agreement. I want to thank our employees, customers, vendors and creditors as we navigate through this process,” said Mr. Rynd.

The Company has set up a hotline to answer questions about the transaction detailed in this press release. The hotline can be accessed by dialing +1 (888) 647-1715 for domestic callers, or +1 (310) 751-2619 for international callers. The Company has also posted FAQs on its website at http://www.herculesoffshore.com.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes of noteholders or other investors regarding any plan of reorganization. In addition, any items set forth in this press release regarding the Agreement are subject to the terms of the Agreement, and in the event of any inconsistency, the terms of the Agreement should be relied upon.

About Hercules Offshore

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 27 jackup rigs, including one rig under construction, and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.

Statements above that are not historical fact are forward-looking statements, including the timing of the restructuring, and its impact on our operations, customers, vendors and employees. Forward-looking statements by their nature involve substantial risks, uncertainties and assumptions, including without limitation, contract renegotiations with customers, early termination or renegotiation by customers or suppliers pursuant to contract or otherwise, government and regulatory actions and other factors described in the risks and uncertainties described in our periodic reports filed with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict.

Forward-looking statements related to the Restructuring Support Agreement involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by our forward-looking statements, including but not limited to potential adverse effects related to the following: potential de-listing of our common stock on Nasdaq; potential restructuring of our outstanding debt and related effects on the holders of our outstanding common stock and notes; potential effects of the industry downturn on our business, financial condition and results of operations; potential limitations on our ability to maintain contracts and other critical business relationships; requirements for adequate liquidity to fund our operations in the future, including obtaining sufficient financing on acceptable terms; and other matters related to the potential restructuring and our indebtedness.

Accordingly, you should not place undue reliance on forward-looking statements. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Contact:

Hercules Offshore, Inc., Information Hotlines:

+1 (888) 647-1715 (domestic)

+1 (310) 751-2619 (international)